UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         Crown Cork & Seal Company, Inc.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                        Crown Cork & Seal Company, Inc.
                                 One Crown Way
                        Philadelphia, Pennsylvania 19154

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         OF COMMON AND PREFERRED STOCK
                                      1998

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Common Stock and 4 1/2% Convertible Preferred Stock of CROWN CORK & SEAL COMPANY, INC. (the "Company") will be held at the Company's Office located at One Crown Way, Philadelphia, Pennsylvania, on the 23rd day of April 1998 at 11:00 a.m., to elect Directors and to transact such other business that may properly come before the Meeting.

The stock transfer books of the Company will not be closed prior to the Meeting. Only Shareholders of Common Stock and 4 1/2% Convertible Preferred Stock of record as of the close of business on March 13, 1998 will be entitled to vote.

                                           By Order of the Board of Directors

                                                RICHARD L. KRZYZANOWSKI
                                          Executive Vice President, Secretary &
                                                     General Counsel

Philadelphia, Pennsylvania 19154
March 23, 1998

           WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
              MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
             THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
             AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE.

                        Crown Cork & Seal Company, Inc.
                                 One Crown Way
                        Philadelphia, Pennsylvania 19154

                    PROXY STATEMENT - MEETING, April 23, 1998

To All Shareholders:

     The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 23, 1998, and, if properly executed, shares represented thereby will be voted by the named Proxies or attorneys at such Meeting. The cost of soliciting proxies will be borne by the Company. The Company has engaged D.F. King & Co., Inc. ("King") to assist in the solicitation of proxies for a fee of $6,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered by King in connection with such solicitation. Certain Officers and employees of the Company may also solicit proxies by mail, telephone, facsimile or in person without any extra compensation. Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, or by executing and delivering a later-dated Proxy, or by voting in person at the Meeting.

     The persons named as Proxies were selected by the Board of Directors of the Company, and all are Directors and Officers of the Company.

     The Annual Report for the year ended December 31, 1997, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement, i.e., on or about March 23, 1998.

     On March 3, 1998, there were 124,386,026 outstanding shares of Common Stock, par value $5.00 per share, ("Common Stock") and 8,771,493 outstanding shares of 4 1/2% Convertible Preferred Stock, par value $41.8875 per share, ("Preferred Stock").

     Shareholders of Common Stock and Preferred Stock of record as of March 13, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible as of the Record Date. As of the Record Date, each share of Preferred Stock was convertible into Common Stock at the rate equal to the $41.8875 par value of such Preferred Stock divided by the applicable conversion price of $45.9715. Accordingly, each share of Preferred Stock outstanding as of the Record Date will be entitled to approximately 0.91 votes at the Meeting. Assuming that 124,386,026 shares of Common Stock and 8,771,493 shares of Preferred Stock remained outstanding as of the Record Date, such shares of Preferred Stock, in the aggregate, will be entitled to 7,992,254 votes, resulting in a total of 132,378,280 votes entitled to be cast at the Meeting (such total number of votes entitled to be cast being referred to herein as the "Total Voting Power").

     The presence, in person or by proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum. Under Pennsylvania law and the Company's By-Laws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be "votes" and, therefore, will not be given effect either as affirmative or negative votes. Directors are elected by plurality vote.

     Other than as listed below, the Company has, to its knowledge, no other beneficial owner of more than 5 percent of the Common Stock or Preferred Stock outstanding as of March 3, 1998.

                Security Ownership of Certain Beneficial Owners

                  Amount and Percentage of Class of Securities
                                 of the Company
                 Owned Beneficially, Directly or Indirectly (1)

                                                                                     Total Voting
                                                                                       Power of            % of Total
Name and Address                                                                      Beneficial          Voting Power
of Beneficial Owner              Common           %        Preferred        %          Owner (2)           Outstanding
Morgan Stanley, Dean Witter,
Discover & Co.(3)              6,959,836        5.60%           --           --       6,959,836               5.26%

Connelly Foundation (4)        6,709,725        5.39%           --           --       6,709,725               5.07%

Compagnie Generale
d'Industrie et de
Participations and certain of
its affiliates (5)             6,599,577        5.31%           --           --       6,599,577               4.99%

The Capital Group
Companies, Inc. (6)                 --            --      1,182,200       13.48%      1,077,176               0.81%
                                -----------------

(1) Based on information filed with the Securities and Exchange Commission. Percentages are derived using the outstanding shares of each class as of March 3, 1998.
(2) Equivalent to total number of shares of Common Stock which would be held upon conversion of Preferred Stock, if any, into Common Stock.
(3) Morgan Stanley, Dean Witter, Discover & Co., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is located at 1585 Broadway, New York, New York 10036. Morgan Stanley, Dean Witter, Discover & Co. reported that it had shared dispositive power with respect to 6,959,836 shares of Common Stock and shared voting power with respect to 6,930,241 shares of Common Stock.
(4) The address of the Connelly Foundation is One Tower Bridge, Suite 1450, West Conshohocken, Pennsylvania 19428.
(5) Compagnie Generale d'Industrie et de Participations ("CGIP") is a French societe anonyme, located at 89 rue Taitbout, 75009 Paris, France. Marine-Wendel and Societe de Gerance de Valeurs Mobilieres ("SGVM"), each a French societe anonyme, and Wendel-Participations, a French societe en nom collectif, all located at 89 rue Taitbout, 75009 Paris, France, may be deemed to share the voting and dispositive power of the 6,599,577 shares of Common Stock by virtue of Marine-Wendel's 48.50% ownership interest in CGIP, Wendel-Participations' 49.24% ownership interest in Marine-Wendel, and SGVM's 62.37% ownership interest in Wendel-Participations.
(6) The Capital Group Companies, Inc., the parent holding company of a group of investment management companies including a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and several investment advisors registered under Section 203 of the Investment Advisors Act of 1940, is located at 333 South Hope Street, Los Angeles, California 90071. The Capital Group Companies, Inc. reported that it had sole dispositive power with respect to 1,182,200 shares of Preferred Stock, including 1,005,000 shares of Preferred Stock for which its subsidiary Capital Research and Management Company has sole dispositive power.

                             ELECTION OF DIRECTORS

     The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Nominating Committee.

     The By-Laws of the Company provide for a variable number of Directors from 10 to 18. The Board of Directors has currently fixed the number of Directors at
12. It is intended that the Proxies will be voted for the election of the 12 nominees named below as Directors, and no more than 12 will be nominated. None of the nominees, during the last five years, was involved as a defendant in any legal proceedings that could adversely affect his or her capacity to serve as a member of the Board of Directors. The principal occupations stated below are the occupations which the nominees have had during the last five years.

     The Board of Directors recommends that Shareholders vote FOR election of each of the nominees named below. The names of the nominees and information concerning them and their associations as of March 3, 1998, as furnished by the nominees, follow:

                                                                         Year           Amount and Percentage of
                                                                        Became      Securities of the Company Owned
     Name              Age       Principal Occupation                  Director   Beneficially, Directly or Indirectly
                                                                                          Common         % of Total
                                                                                     Shares       %    Voting Power(A)
William J. Avery        57      Chairman of the Board                     1979     5,802,666    4.665%      4.383%
(a),(d),(e),(1),(2)             and Chief Executive Officer; also a
                                Director of Rohm and Haas Company

Henry E. Butwel         69      Former Executive Vice President,          1975        89,350    0.072%      0.067%
(a), (b)                        Administration and Chief Financial
                                Officer, Retired

Charles F. Casey        71      Management Consultant                     1992         5,800    0.005%      0.004%
(b), (c)

John W. Conway          52      Executive Vice President and              1997        51,581    0.041%      0.039%
(3)                             President - Americas Division; also a
                                Director of The West Company

Francis X. Dalton       74      Former Treasurer, Retired                 1987        59,266    0.048%      0.045%

Richard L. Krzyzanowski 65      Executive Vice President,                 1983       139,588    0.112%      0.105%
(a), (4)                        Secretary and General Counsel

Josephine C. Mandeville 57      President and Chief Executive             1991       276,600    0.222%      0.209%
(d), (5)                        Officer of the Connelly Foundation,
                                a non-profit charitable foundation

Michael J. McKenna      63      President and Chief Operating             1987       176,380    0.142%      0.133%
(a), (6)                        Officer


                                                                         Year           Amount and Percentage of
                                                                        Became      Securities of the Company Owned
     Name              Age       Principal Occupation                  Director   Beneficially, Directly or Indirectly
                                                                                          Common         % of Total
                                                                                     Shares       %    Voting Power(A)

Jean-Pierre Rosso       57      Chairman, President and Chief             1996         3,500    0.003%      0.003%
(c), (d)                        Executive Officer of Case Corporation;
                                also a Director of Inland Steel
                                Industries, Ryerson Tull and
                                ADC Telecommunications

Alan W. Rutherford      54      Executive Vice President and              1991     5,459,583    4.389%      4.124%
(a), (e), (2), (7)              Chief Financial Officer

Harold A. Sorgenti      63      General Partner of Sorgenti               1991         8,750    0.007%      0.007%
(b), (c), (d), (e)              Investment Partners; Chairman and
                                CEO of SpecChem International
                                Holdings; also a Director of
                                Provident Mutual Life Insurance
                                Company and Freedom Chemical
                                Company

Guy de Wouters          67      Director of CGIP; Director of             1996         3,676    0.003%      0.003%
(b), (e), (8)                   Marine-Wendel, which is the owner
                                of 48.5% of the outstanding
                                shares of CGIP; also a Director of
                                Valeo, Eurotunnel and Cap Gemini

                                -----------------
(A)  Percentages are derived using the combined Total Voting Power of all shares of Common Stock and Preferred Stock outstanding as of March 3, 1998.
                                -----------------
(a) Member of the Executive Committee                 (d) Member of the Nominating Committee
(b) Member of the Audit Committee                     (e) Member of the Strategic Committee
(c) Member of the Executive Compensation Committee
                                -----------------
(1)  Includes 20,500 shares of Common Stock owned by a charitable  foundation of which Mr.  Avery is one of three  trustees,  and  321,550  shares of Common
     Stock subject to presently exercisable options held by Mr. Avery.
(2)  Includes  5,372,215  shares of Common  Stock  held in the Crown Cork & Seal
     Company,  Inc. Master Retirement Trust on behalf of various Company pension plans (the "Trust Shares"). Under the Master Retirement Trust, the Benefits
     Plan Investment Committee (the "Investment  Committee") has sole voting and dispositive  power  with  respect  to the Trust  Shares.  As members of the
     Investment  Committee,  Mr.  Avery  and Mr.  Rutherford  may be  deemed  to beneficially own such Trust Shares.
(3)  Includes  34,500  shares of Common Stock  subject to presently  exercisable options held by Mr. Conway.
(4)  Includes  3,700 shares of Common Stock owned by a charitable  foundation of which Mr.  Krzyzanowski is one of three  trustees,  33,750 shares of Common
     Stock held by a charitable  remainder trust of which Mr.  Krzyzanowski is a trustee, and 18,475 shares of Common Stock subject to presently exercisable options held by Mr. Krzyzanowski.
(5)  Includes 43,500 shares of Common Stock in the Estate of Owen A. Mandeville,
     Jr. of which Mrs.  Mandeville is one of two Executors.  Not included in the above  table are 60,623  shares of Common  Stock held in the  Josephine  C.
     Connelly Trust, of which Mrs. Mandeville is one of the trustees, and 36,942 shares of Common  Stock held under the Will of John F.  Connelly,  of which
     Mrs. Mandeville is a trustee;  Mrs. Mandeville shares voting and investment power with respect to these shares but  disclaims  beneficial  ownership in these shares.
(6)  Includes  4,974 shares of Common Stock owned by a charitable  foundation of which Mr. McKenna is one of eight  trustees,  45,122 shares of Common Stock held by Mr.  McKenna's  wife,  and 60,800 shares of Common Stock subject to presently exercisable options held by Mr. McKenna.
(7)  Includes  69,625  shares of Common Stock  subject to presently  exercisable options held by Mr. Rutherford.
(8)  Includes  157  shares  of  Common  Stock  which  would be  received  upon a conversion of the 173 shares of Preferred Stock  beneficially  owned by Mr.
     de Wouters.

     Among the Named Executive Officers of the Company listed on page 8 who are not Directors, securities of the Company are owned by Tommy H. Karlsson, Executive Vice President and President - European Division, who beneficially owned 27,000 shares of Common Stock as of March 3, 1998 as a result of his ownership of presently exercisable options, which constitute 0.022% of the outstanding Common Stock and 0.020% of the outstanding Total Voting Power.

     As of March 3, 1998, all Directors and Executive Officers of the Company as a group of 21, including the above, are beneficial owners of 6,942,486 shares of Common Stock (including 5,372,215 shares of Common Stock which may be deemed to be beneficially owned by certain Directors and Executive Officers by virtue of their membership on the Investment Committee of the Company Master Retirement Trust and 656,313 shares of Common Stock subject to presently exercisable options held by such persons), constituting 5.581% of the outstanding Common Stock, and 281 shares of Preferred Stock, constituting 0.003% of the outstanding Preferred Stock. Holders of such shares of Common Stock and Preferred Stock are entitled to cast 6,942,486 votes at the Annual Meeting, representing 5.244% of the outstanding Total Voting Power.

     The Directors and Executive Officers of the Company have sole voting and investment power in respect to the securities of the Company listed in the table above, except as to the shares held in the aforementioned trusts (including the Company Master Retirement Trust) and charitable foundations, with respect to which the trustees have shared voting and investment power, and except as otherwise noted.

     Not included in the table above are 6,709,725 shares of Common Stock owned by the Connelly Foundation, a private, non-profit charitable foundation. Mr. Avery and Mrs. Mandeville are two of 15 trustees of this Foundation and disclaim any beneficial ownership of these shares.

     In 1996, the Company and Compagnie Generale d'Industrie et de Participations ("CGIP") entered into a Shareholders Agreement (the "Shareholders Agreement") which provided, among other things, that CGIP was entitled to designate up to three persons to be nominated for election as Directors of the Company at each annual meeting of Company Shareholders, depending on the amount of Company voting securities beneficially owned by CGIP. In 1997, CGIP designated Ernest-Antoine Seilliere and Guy de Wouters as nominees to the Company's Board of Directors in accordance with this provision.

     On March 2, 1998, pursuant to a Stock Purchase Agreement dated as of February 3, 1998 between the Company and CGIP (the "Stock Purchase Agreement"), the Company purchased 4,093,826 shares of Common Stock and 3,660,300 shares of Preferred Stock from CGIP for an aggregate purchase price of approximately $369.0 million, and the Company and CGIP terminated the Shareholders Agreement in all material respects. On March 2, 1998 Ernest-Antoine Seilliere resigned from the Company's Board of Directors. Guy de Wouters, to the extent continuing as a member of the Company's Board of Directors, shall no longer be considered a designee of CGIP to the Company's Board of Directors.

     The Stock Purchase Agreement also terminated the May 20, 1995 management agreement between CGIP and CarnaudMetalbox S.A., the Company's subsidiary, pursuant to which CGIP had agreed to provide management and administrative services to CarnaudMetalbox through 1999. In 1997, the amount paid by CarnaudMetalbox to CGIP (on a pre-tax basis) under such agreement was approximately FF 10.8 million (or approximately $1.9 million). A final payment was made to CGIP under this agreement on March 2, 1998 for services rendered in 1998 in the approximate amount of FF 1.8 million (or approximately $300,000).

                         BOARD MEETINGS AND COMMITTEES

     In 1997, there were five regular meetings and one special meeting of the Board of Directors and two meetings of the Executive Committee.

     In 1997, the Audit Committee had four meetings. The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company's independent accountants.

     The Strategic Committee met five times. The Strategic Committee has the responsibility to consider and recommend changes to the Company's dividend and debt rating policies, business combinations and other extraordinary transactions, and succession planning.

     The  Executive  Compensation  Committee  met  three  times.  The  Executive
Compensation   Committee  is  responsible   for  the  review  of  the  executive
compensation program.

     There were two meetings of the Nominating Committee in 1997. The Nominating Committee is responsible for recruiting and recommending for membership on the Board of Directors candidates to fill vacancies that may occur. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Cork & Seal Company, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each nominee affirming that he or she will agree to serve as a director of the Company if elected by Shareholders. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See "Proposals of Shareholders" for information on bringing nominations for the Board of Directors directly to the Shareholders at the 1999 Annual Meeting.

     Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

     Directors who are not employees of the Company are paid $15,000 annually as base Director's fees and $750 per meeting attended. In addition, a non-employee Director who is Chairperson of a Committee is paid $10,000 annually, while non-employee Director Committee members are paid $7,000 annually, with an attendance fee of $1,000 per meeting. In addition, each non-employee Director has been granted 3,000 shares of Company Common Stock subject to certain restrictions. Restrictions on one-fifth of such shares are released each year over a five-year period. The Company discontinued the Pension Plan for Outside Directors as to future Directors elected after July 24, 1997. Non-employee Directors first elected to the Board of Directors on or before July 24, 1997 continue to participate in the Company's Pension Plan for Outside Directors which provides monthly retirement benefits equal to 1/12 of the sum of (x) 50% of the base annual Director's fees paid to non-employee Directors and (y) 10% of the base annual Director's fees for each full year of service in excess of five, up to an annual maximum benefit of 100% of the base annual Director's fee. Non-employee Directors also participate in the Company's Deferred Compensation Plan for Directors which permits Directors to defer receipt of all, or any part, of their Director's fees, which deferred fees accrue interest at a rate equal to the current interest rate on the Company's commercial paper.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's five highest-paid Executive Officers during 1997:

                           Summary Compensation Table

                                      Annual Compensation (1)     Long Term Compensation
  Name & Principal                                                Shares of Common Stock        All Other
    Position                       Year     Salary      Bonus (3)  Underlying Options        Compensation (2)
                                              ($)          ($)            (#)                        ($)
William J. Avery                   1997     900,000      382,500        167,000                     2,400
- Chairman and Chief               1996     750,000      250,000        200,000                     2,250
  Executive Officer                1995     700,000      206,536              0                     4,620

Michael J. McKenna                 1997     490,000      167,031         78,000                     2,400
- President and Chief              1996     393,014            0         50,000                     2,250
  Operating Officer                1995     323,084       89,304              0                     2,692

Alan W. Rutherford                 1997     400,000      121,832         60,000                     2,400
- Executive Vice                   1996     318,515      100,000         50,000                     2,250
  President and Chief              1995     272,030       65,636              0                     4,080
  Financial Officer

John W. Conway                     1997     380,000      112,519         52,000                     2,400
- Executive Vice President         1996     294,167            0         35,000                     2,250
  and President - Americas         1995     240,000       44,840              0                     1,200
  Division

Tommy H. Karlsson (4)              1997     418,923      125,676         52,000                         0
- Executive Vice President         1996     351,990       46,150         35,000                         0
  and President - European
  Division

-------------------------------------------------------
(1) The amount of perquisite and other personal benefits, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed the materiality threshold of the lesser of $50,000 or 10% of the total of annual salary plus bonus.
(2) Except with respect to Mr. Karlsson, the amounts shown in this column represent amounts contributed to the 401(k) Retirement Savings Plan by the Company.
(3) For each of the first four Named Executive Officers who participate in the Company's United States bonus plan, the amount shown for 1997 represents 85% of the bonus for that year. The remaining 15% is deferred at the election of the Company and is payable no later than three years thereafter.
(4) All amounts given for Mr. Karlsson in this Proxy Statement are converted from French Francs to U.S. Dollars. Under Mr. Karlsson's arrangements with CarnaudMetalbox, he is entitled to payment of an amount equal to two years' remuneration if his employment terminates except at retirement and except for serious fault.

     Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

                                                                        Number of                  Value of Unexercised
                                                                    Unexercised Options            In-The-Money Options
                            Number Of               Value               at 12/31/97                   at 12/31/97 (2)
                         Shares Acquired          Realized(1)     Exercisable/Unexercisable       Exercisable/Unexercisable
                           Upon Exercise              ($)                    (#)                            ($)
William J. Avery        1990 Plan       0             0               154,800 /  82,500            1,807,375 / 1,041,562
                        1994 Plan       0             0                85,000 / 382,000              808,125 / 1,654,375

Michael J. McKenna      1990 Plan       0             0                21,300 /   4,875              239,050 /    57,891
                        1994 Plan       0             0                10,000 / 118,000               60,000 /   240,000

Alan W. Rutherford      1990 Plan       0             0                34,625 /   3,875              387,547 /    46,016
                        1994 Plan       0             0                10,000 / 100,000               60,000 /   240,000

John W. Conway          1990 Plan       0             0                 7,500 /   2,500               89,062 /    29,690
                        1994 Plan       0             0                 7,000 /  80,000               42,000 /   168,000

Tommy H. Karlsson       1994 Plan       0             0                 7,000 /  80,000               42,000 /   168,000

                                -----------------
(1) Value Realized is the difference between the price of the stock on the date exercised and the option exercise price.
(2) Value of the Unexercised Options is the difference between the closing stock price at December 31, 1997 and the option exercise price.
                                -----------------

                       Option Grants In Last Fiscal Year

     The Company's 1994 Stock Based Incentive Plan is administered by the Executive Compensation Committee appointed by the Board of Directors. The following table provides information related to Stock Options granted in the last fiscal year to the five Named Executive Officers at potential realizable values at assumed price appreciation for the option terms compounded annually.

                                                                                          Potential Realizable Value
                                   % Of Total                                                 At Assumed Annual
                                  Options Granted                                              Rates of Stock
                      Options       To Employees      Exercise Or                             Price Appreciation
                      Granted #     In Fiscal          Base Price     Expiration              For Option Term (D)
                       (A) (B)        Year            Per Share (C)      Date                 5%              10%
William J. Avery       167,000         19%               $53.00         1/3/07           $5,651,354      $14,241,575
Michael J. McKenna      78,000          9%                53.00         1/3/07            2,639,555        6,651,754
Alan W. Rutherford      60,000          7%                53.00         1/3/07            2,030,427        5,116,734
John W. Conway          52,000          6%                53.00         1/3/07            1,759,703        4,434,503
Tommy H. Karlsson       52,000          6%                53.00         1/3/07            1,759,703        4,434,503

-------------------------------------------------------
(A) All options were non-statutory options, have an exercise price equal to the fair market value on the date of grant, vest at a rate of 25% per year on the first, second, third and fourth anniversaries of the grant date, cannot be exercised sooner than January 3rd of the year following the date of grant and have a term of ten years.
(B) The Executive Compensation Committee administering the 1994 Stock-Based Incentive Plan has the discretion, subject to plan limits, to modify terms of outstanding options and to reprice the options.
(C) The exercise price and tax withholding obligation related to exercise shall be paid in cash or by delivery of already owned shares valued at Fair Market Value on the date of exercise.
(D) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates in stock price as prescribed by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's stock. The gains reflect a future value based upon growth at prescribed rates. It is important to note that options have value to the five Named Executive Officers and other recipients only if the stock price advances beyond the grant date exercise price shown in the table during the effective option period.

                               Retirement Program

     The Company maintains a Salaried Pension Plan ("Pension Plan") for certain salaried and non-union hourly employees in the United States meeting minimum eligibility requirements. The Pension Plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years. These average earnings are multiplied by 1.25%. This result is then multiplied by years of service, which yields the annual Company-funded pension benefit. Under federal law for 1998, benefits from a qualified retirement plan are limited to $130,000 per year and may be based only on the first $160,000 of an employee's annual earnings.

     For illustration purposes, the following table shows estimated maximum annual Company-funded retirement benefits payable from the Pension Plan to employees who retire at age 65, assuming the employees receive their benefit as a single life annuity, without survivor benefits:

   Final                                              Years of Service
  Average
  Earnings             25                 30                 35                  40                45
   $ 50,000         $15,625            $18,750             $21,875            $25,000            $28,125
    100,000          31,250             37,500              43,750             50,000             56,250
    150,000          46,875             56,250              65,625             75,000             84,375
    160,000          50,000             60,000              70,000             80,000             90,000
    and above

     The Company also maintains the Senior Executive Retirement Plan ("SERP") in which twelve key executives, including four Named Executive Officers (W.J. Avery, M.J. McKenna, A.W. Rutherford and J.W. Conway), participate. The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% of the average of the five highest consecutive years of earnings times years of service up to twenty years plus (ii) 1.67% of such earnings for the next fifteen years less (iii) Social Security old-age benefits and the Company-funded portion of the executive's Pension Plan benefits and 401(k) Retirement Savings Plan benefits. The annual benefit for executives first eligible to participate in the SERP before 1994 (including W. J. Avery and M. J. McKenna) can be no less than certain amounts specified for each participant provided they continue as employees until specified ages. The specified amounts and ages are: Mr. Avery - $911,000 at age 61 and Mr. McKenna - $330,000 at age
63. Based upon the above, the estimated annual benefit under the SERP at retirement at age 65, assuming annual salary increases of 5%, would be $1,029,000 for Mr. Avery, $330,000 for Mr. McKenna, $467,000 for Mr. Rutherford and $431,000 for Mr. Conway.

     The SERP also provides a lump-sum death benefit of five times the annual retirement benefit and subsidized survivor benefits.

     SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or employment termination (other than for cause) after a change in control of the Company. A "change in control" under the SERP occurs if: 1) a person (other than a Company employee benefit plan) becomes the beneficial owner of 25% or more of the voting power of the Company; 2) there is a change in the identity of a majority of Directors of the Company over any two year period; or 3) the Shareholders approve certain mergers or consolidations, a sale of substantially all of the Company's assets, or a complete liquidation of the Company.

     Years of service credited under the Pension Plan and the SERP for the above-Named Executive Officers are: Mr. Avery - 38 years, Mr. McKenna - 41 years, Mr. Rutherford - 24 years and Mr. Conway - 23 years.

     Employees outside of the United States are generally covered by statutory pension arrangements specific to each country, and in some countries supplemental pension plans are maintained. Pursuant to Mr. Karlsson's arrangements with CarnaudMetalbox, Mr. Karlsson will be entitled to a pension of $335,200 per year assuming he retires at age 65 and assuming present rates of return on investments and annual salary increases of 5%.

      Executive Compensation Committee Interlocks and Insider Participation

     Ernest-Antoine Seilliere was a member of the Executive Compensation Committee during 1997 and in 1998 until March 2, when he resigned from the Company's Board of Directors in connection with the closing under the Stock Purchase Agreement dated as of February 3, 1998 between the Company and CGIP. Mr. Seilliere is the Chief Executive Officer and the Chairman of the Board of Directors of CGIP, which owns 5.31% of the Common Stock of the Company.

     On March 2, 1998, pursuant to the Stock Purchase Agreement, the Company purchased 4,093,826 shares of Common Stock and 3,660,300 shares of Preferred Stock from CGIP for an aggregate purchase price of approximately $369.0 million. The Stock Purchase Agreement also terminated the May 20, 1995 management agreement between CGIP and CarnaudMetalbox S.A., the Company's subsidiary, pursuant to which CGIP had agreed to provide management and administrative services to CarnaudMetalbox through 1999. In 1997, the amount paid by CarnaudMetalbox to CGIP (on a pre-tax basis) under such agreement was approximately FF 10.8 million (or approximately $1.9 million). A final payment was made to CGIP under this agreement on March 2, 1998 for services rendered in 1998 in the approximate amount of FF 1.8 million (or approximately $300,000).

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board of Directors is charged with developing, monitoring and managing the executive compensation program at Crown Cork & Seal Company, Inc. We submit this report to Shareholders describing both the principles under which the program was developed and decisions reached that directly impacted the Chief Executive Officer during 1997.

Principles

     Our guiding principle is to implement a unified program that enables the Company to retain and motivate a team of the industry's most outstanding executives so that they can create long-term value for the Shareholders. We do this by:

o    regularly  commissioning  studies of competitive  pay practices  within the
     container   industry  and  other   manufacturing   companies  so  that  pay
     opportunities are generally within competitive norms;

o integrating all executive pay programs with the Company's short and long-term objectives and strategies; and

o developing ownership-oriented programs that reward for improvement in total Shareholder return over a long-service career.

     The Executive Compensation Committee works with independent management consultants in monitoring the effectiveness of the entire program.

     Over the last several years, your Company has undergone dramatic change and, in the process, Crown has been transformed into the world's largest packaging company. To sustain the Company's performance and continue its growth, we need to, not only motivate existing management, but to attract and retain experienced managers at all levels in the Company. As a result, in the last few years a number of modifications were made to the four primary components of the Company's executive compensation program. Overall, the program has been redirected from an orientation on length of service and retirement compensation to a program more closely aligned with sustained improvement in Company performance and increased Shareholder value. The specific components of the program are described below.

1. Base Salary

     Historically, the Company's annual base salary levels have been well below competitive market levels. In order to attract and hold the management team and also to recognize the substantial growth and performance of the Company, we continue to move senior executive salaries toward competitive market rates, as defined by the container and manufacturing industries. The competitive market includes, but is not limited to, companies of Crown's size in the container, non-durable manufacturing and general industry segments.

2. Annual Incentives

     In 1990, the Committee implemented a goal-based Management Incentive Plan which replaced programs used in past years. The Plan calls for the achievement of the Company's net income targets, as well as specific financial operating goals, before incentive awards are earned by Plan participants. These goals stem directly from the Company's strategic and operating plans. In 1997, the Plan called for the Company to achieve a specified target net income from current operations while, at the same time, taking into account the long-term investment needs of the business. The long-term considerations included, but were not limited to, realigning metal packaging in North America to better serve future market needs and continuing to develop the overseas operations, especially in Europe and the Asia-Pacific region.

3. Long-Term Incentives

     Stock options have always been a part of the executive compensation program of the Company. However, grant opportunities were somewhat discretionary, both in terms of amount and timing. The Committee has adopted a program that offers stock options annually, but the size of the grant will vary based on the Company's and the executive's performance. In making this change, the Committee reaffirms its belief that stock options are an ideal way to link Shareholder and executive interests.

4.  Retirement Benefits

     In the past, the Company's executive compensation plan had a bias toward providing significant end-of-career retirement income and insurance benefits. While in no way disavowing the Committee's belief that a long and successful career with the Company is important to growing Shareholder value, these programs will begin to decline in importance to the overall program as competitive pay and incentive opportunities are reached.

     In summary, the Committee believes that its role in designing, monitoring and managing the executive compensation program is critical to the objective of driving performances to the ultimate benefit of the Shareholders. Base salaries need to be within competitive norms so that executives will be attracted and motivated to fulfill their roles and responsibilities over the long-term. Annual incentive awards deliver the message that competitive pay is received only when earnings and other tactical goals are achieved. In addition, annual stock option grants require continuous improvement in value created for the long-term Shareholder.

           Specific Decisions Impacting Compensation for the Chairman
                           and Chief Executive Officer

     In considering the compensation for the Named Executive Officers, including the Chairman of the Board and Chief Executive Officer, William J. Avery, for the fiscal year 1997, the Committee reviewed the goals and objectives established at the beginning of the year and concluded that the management group continued to perform in an exceptional manner.

     In February 1996, the acquisition of CarnaudMetalbox was completed, and 1997 saw continuing efforts to merge and restructure the operations within Crown's operations worldwide, with which Mr. Avery was substantially involved. Following the creation of the three major operating divisions in the Americas, Europe and Asia-Pacific, Mr. Avery spent a considerable amount of time visiting many operations in the new divisions, especially those in Europe and Asia-Pacific, and focusing on the requirements to achieve targeted cost reduction and integration benefits.

     During the year, the Company divested its Machinery Division, retaining a 20% ownership position, and agreed on an option to acquire Golden Aluminum Company at some future time if its operations are proven successful and profitable to Crown.

     Mr. Avery's base salary was increased to $900,000 on January 1, 1997 from $750,000. A grant of 167,000 options was awarded in the year and a bonus of $382,500 was paid as part of the Management Incentive Plan.

     The Committee believes that Mr. Avery's strategic vision for the Company, stewardship and performance during the year has significantly enhanced future Shareholder value and will dramatically improve the Company's competitive position.

     Section 162(m) of the Internal Revenue Code generally disallows a deduction for annual compensation to a public company's chief executive officer and any of the four other most highly compensated officers in excess of $1,000,000, unless such compensation is "performance based" as defined under Section 162(m). A portion of Mr. Avery's 1997 compensation exceeded the threshold. Because the Company's costs in realizing tax benefits under Section 162(m) may outweigh those benefits, the Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable. All stock options granted in 1997 to Crown executive officers are "performance based."

     This report is respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors.

                                          Harold A. Sorgenti, Chairman
                                          Jean-Pierre Rosso
                                          Ernest-Antoine Seilliere
                                          (Member until March 2, 1998)

                         COMPARATIVE STOCK PERFORMANCE

              Comparison of Five-Year Cumulative Total Return (a)

 Crown Cork & Seal, S&P 500 Index, Dow Jones "Containers & Packaging" Index (b)


   (The Performance Graph appears here. See the table below for plot points.)

                                                 Fiscal  Year  Ended  December  31,
                                            1992    1993    1994    1995    1996    1997
Crown Cork & Seal                            100     105      95     105     139     131
S&P 500 Index                                100     110     112     153     189     252
Dow Jones "Containers & Packaging" Index     100      96      97     105     132     150


(a) Assumes that the value of the investment in Crown Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.

(b) Industry index is weighted by market capitalization and is comprised of Crown, Ball, Bemis, Owens-Illinois, Sonoco Products, Stone Container and Temple-Inland.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, Officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities & Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 1997, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements, except that because of an administrative error William J. Avery failed to include in his 1996 Form 5, Annual Statement of Beneficial Ownership of Securities, gifts totalling 6,000 shares of Common Stock made in November 1996 to his children and to a charitable foundation. The gifts were reported in his 1997 Form 5.

                           PROPOSALS OF SHAREHOLDERS

     In order to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of the Company, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Cork & Seal Company, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 23, 1998. In addition, the Company's By-Laws provide that a Shareholder of record at the time that notice of the meeting is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company's By-Laws will be furnished one copy without charge upon written request to the Secretary.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse LLP is the independent accountant for the most recently completed fiscal year and has been selected by the Board of Directors to continue in that capacity for the current year. Price Waterhouse LLP reviews and performs annual audits of the Company's financial statements and assists the Company in the preparation of federal tax returns. A representative or representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised orally at the Meeting or submitted in writing to the Office of the Secretary of the Company before the Meeting.

                                 OTHER MATTERS

The Board of Directors knows of no other matter which may be presented for Shareholders' action at the Meeting, but if other matters do properly come before the Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

     The Company will file its 1997 Annual Report on Form 10-K with the Securities & Exchange Commission on or before March 31, 1998. A copy of the Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder after March 31, 1998. Requests for copies of the Report should be sent to: Corporate Treasurer, Crown Cork & Seal Company, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.


                              RICHARD L. KRZYZANOWSKI
                              Executive Vice President,
                              Secretary & General Counsel

                              Philadelphia, Pennsylvania 19154
                              March 23, 1998

                         CROWN CORK & SEAL COMPANY, INC.
                      One Crown Way, Philadelphia, PA 19154

                           PROXY FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 23, 1998

The undersigned hereby appoints William J. Avery, Michael J. McKenna and Richard
L. Krzyzanowski as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Cork & Seal Company, Inc. held of record by the undersigned on March 13, 1998 at the Annual Meeting of Shareholders to be held on April 23, 1998 or any adjournments thereof, for the items shown below and in any other matter that may properly come before the Meeting:

     (1) FOR the election of a Board of twelve Directors: William J. Avery, Henry E. Butwel, Charles F. Casey, John W. Conway, Francis X. Dalton, Richard L. Krzyzanowski, Josephine C. Mandeville, Michael J. McKenna, Jean-Pierre Rosso, Alan W. Rutherford, Harold A. Sorgenti and Guy de Wouters.

                                              (change of address/comments)
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        (If you have written in the above space, please mark the corresponding box on the reverse side)

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                               -----------------
                                                                SEE REVERSE SIDE
                                                               -----------------
-------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^


  (LOGO)               CROWN CORK & SEAL COMPANY, INC.

                     The 1998 Annual Meeting of Shareholders
        will be held on April 23, 1998 at 11:00 a.m. at our offices:

                         Crown Cork & Seal Company, Inc.
                         One Crown Way
                         Philadelphia PA 19154-4599
                         Main Phone: (215) 698-5100

             For directions to the Annual Meeting, see reverse side.

/X/  Please mark your votes as in this example

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed will be voted in the manner directed herein by the Shareholder. If no direction is made, this proxy will be voted "FOR" Election of Directors.

The Board of Directors recommends a vote FOR the Election of Directors.
                                        FOR        WITHHELD
1. Election of Directors.               /  /       /  /
   (See Reverse Side)

   For, except vote withheld from the following nominee(s):

   ___________________________________


SIGNATURE(S)___________________________________________ DATE _________________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                    If you  receive  more  than  one  Annual          /___/
                    Report at the  address  set forth on the
                    proxy  card  and  have no  need  for the
                    extra copy,  please check the box at the
                    right.   This   will  not   affect   the
                    distribution   of   dividends  or  proxy
                    materials.

                    MARK HERE FOR ADDRESS CHANGE AND NOTE ON          /___/
                    REVERSE SIDE

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                             ^FOLD AND DETACH HERE^


  (LOGO)               CROWN CORK & SEAL COMPANY, INC.

(GRAPHIC OMITTED) - Direction to One Crown Way